Exhibit 99.1

              Immersion Announces Court-Ordered Payment from Sony

     SAN JOSE, Calif.--(BUSINESS WIRE)--Feb. 15, 2005--Immersion Corporation, (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced the receipt of a court-ordered payment from Sony for the period of July 1, 2004 through December 31, 2004.
     On September 21, 2004, the jury returned a verdict favorable to Immersion in our patent infringement suit against Sony Computer Entertainment, Inc. and Sony Computer Entertainment of America, Inc. (Sony) in the U.S. District Court for the Northern District Court of California. The jury awarded Immersion damages in the amount of $82 million based on sales of infringing products through June 30, 2004.
     On January 10, 2005, the Court issued a ruling imposing a compulsory license on the sales of infringing products from July 1, 2004 until judgment is entered, in lieu of entering an injunction at that time. The order directed Sony to provide sales data and pay license fees directly to Immersion 10 days after the close of each quarter. Sony filed motions requesting reconsideration of the 10-day deadlines and the payment of fees directly to Immersion.
     On February 9, 2005, the Court ruled that Sony must provide sales data to Immersion 15 days after the end of each quarter and pay compulsory license fees directly to Immersion within 45 days after the end of each quarter. Sony has made a payment to Immersion pursuant to the Court's January 10 and February 9, 2005 orders; however, Sony has filed a Notice of Appeal of these rulings to the United States Court of Appeals for the Federal Circuit.

     About Immersion (www.immersion.com)

     Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Bringing value to markets where man-machine interaction needs to be made more compelling, safer, or productive, Immersion helps its partners broaden market reach by making the use of touch feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive, mobility, and three-dimensional simulation markets. Immersion and its wholly-owned subsidiaries hold more than 270 issued patents worldwide.

     Forward-Looking Statements

     This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.
     All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other cash receivables contingent upon Sony's compliance with court orders or Immersion's ability to keep any cash received from Sony after appeal or other judicial proceedings; and statements of belief or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the ongoing litigation.
     For a more detailed discussion of these factors, and other factors that could cause the Company's actual results to vary materially, interested parties should review the risk factors listed in the Company's most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect the Company's beliefs and predictions as of the date of this release. The Company disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.
     Immersion and the Immersion logo are trademarks of Immersion Corporation. All other trademarks are the property of their respective owners.


     CONTACT: Immersion Corporation
              Gayle Schaeffer, 408-467-1900
              invest@immersion.com